Exhibit 99.2

Easterly Acquisition Corp. Completes $200 Million Initial Public Offering

BOSTON, AUGUST 4, 2015 – Easterly Acquisition Corp. (NASDAQ: EACQU), a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with an intended focus on those companies operating in the financial services industry, today announced it has completed its initial public offering (“IPO”) of 20,000,000 units at a price of $10.00 per unit, including 2,000,000 units sold in connection with the exercise of the option to purchase additional units granted to the underwriters, resulting in gross proceeds of $200,000,000.

Easterly’s units are listed on the NASDAQ Capital Market under the ticker symbol “EACQU” and began trading on July 30, 2015. Each unit consists of one share of common stock and one-half of one warrant. Each whole warrant is exercisable to purchase one share of Easterly’s common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NASDAQ Stock Market under the symbols “EACQ” and “EACQW,” respectively.

Citigroup served as the sole bookrunner for the offering.

The offering of these securities was made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from: Citigroup, Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by phone at (800) 831-9146. The final prospectus may also be accessed through the website of the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov.

A registration statement relating to the securities was declared effective by the SEC on July 29, 2015. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Certain statements in this release, including those relating to completion of the IPO and the proposed use of proceeds, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, without limitation: the satisfaction of customary closing conditions relating to the IPO; capital market risks; and the impact of general economic or industry conditions. There can be no assurance that the IPO will be completed on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this news release. We intend these forward-looking statements to speak only as of the time of this release and do not undertake any obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.

Easterly Acquisition Corp.

Rachel Williams, 617-231-4344